COLSTRIP TRANSMISSION SYSTEM PURCHASE AND SALE AGREEMENT
by and between
NORTHWESTERN CORPORATION
and
PUGET SOUND ENERGY, INC.
Dated December 9, 2019

1

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS        2
Section 1.1    Certain Defined Terms    2
Section 1.2    Interpretation    9

ARTICLE 2 PURCHASE AND SALE OF THE PUGET TRANSMISSION ASSETS	10
Section 2.1    Purchase and Sale of Puget Transmission Interests    10
Section 2.2    Purchase Price    11
Section 2.3    Allocation of Purchase Price; Tax Filings    12
Section 2.4    Assumption of Liabilities    12
Section 2.5    Real Property Taxes    12

ARTICLE 3 INITIAL CLOSING; CONDITIONS PRECEDENT	13
Section 3.1    Initial Closing    13
Section 3.2    Initial Closing Deliveries by Buyer    13
Section 3.3    Initial Closing Deliveries by Seller    14
Section 3.4    Conditions Precedent to the Initial Closing Obligations of Buyer    15
Section 3.5    Conditions Precedent to the Initial Closing Obligations of Seller    16
Section 3.6    Failure to Close    16

ARTICLE 4	Option Closing 17
Section 4.1    Exercise of Option    17
Section 4.2    Option Closing    17
Section 4.3    Option Closing Deliveries by Buyer    17
Section 4.4    Option Closing Deliveries by Seller    17
Section 4.5    Conditions Precedent to the Option Closing Obligations of Buyer    18
Section 4.6    Conditions Precedent to the Option Closing Obligations of Seller    19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER	20
Section 5.1    Organization and Good Standing    20
Section 5.2    Authority    20
Section 5.3    Enforceability    20
Section 5.4    Title to Puget Transmission Assets    21
Section 5.5    No Violation or Breach    21
Section 5.6    Consents    21
Section 5.7    Actions Pending    21
Section 5.8    Compliance With Applicable Law    21
Section 5.9    Real Property    21
Section 5.10    Material Changes since December 31, 2018    22
Section 5.11    Brokerage Fees and Commissions    22
Section 5.12    Bankruptcy    22
Section 5.13    Tax Matters    22
Section 5.14    Material Contracts    23

2

Section 5.15    Licenses    24
Section 5.16    Insurance    24
Section 5.17    Environmental Matters    24
Section 5.18    No Employees or Benefits Plans    25
Section 5.19    Labor Matters    25
Section 5.20    Intellectual Property    25
Section 5.21    Books and Records    25
Section 5.22    No Options    25
Section 5.23    Undisclosed Liabilities    25
Section 5.24    Puget Transmission Assets Operations    25
Section 5.25    Affiliate Transactions    25

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER	26
Section 6.1    Organization and Qualification    26
Section 6.2    Authority    26
Section 6.3    Enforceability    26
Section 6.4    No Violation or Breach    26
Section 6.5    Consents    26
Section 6.6    No Disputes; Litigation    27
Section 6.7    Brokerage Fees and Commissions    27
Section 6.8    Bankruptcy    27
Section 6.9    Regulatory Matters    27

ARTICLE 7 ACCESS AND CONFIDENTIALITY	27
Section 7.1    General Access    27
Section 7.2    Confidential Information    28

ARTICLE 8 COVENANTS OF SELLER AND BUYER	28
Section 8.1    Conduct of Business Pending Closing    28
Section 8.2    Public Announcements    29
Section 8.3    Actions by Parties    30
Section 8.4    Further Assurances    30
Section 8.5    Records    30
Section 8.6    Amendment of Colstrip Project Transmission Agreement    31
Section 8.7    Regulatory and Other Authorizations and Consents Filings    31
Section 8.8    Fees and Expenses    32
Section 8.9    Tax Matters.    32
Section 8.10    Insurance Cooperation    33
Section 8.11    Right of First Refusal    33
Section 8.12    Updates to Disclosure Schedules    33

ARTICLE 9 INDEMNIFICATION	34
Section 9.1    Survival    34
Section 9.2    Indemnification By Seller    34
Section 9.3    Indemnification By Buyer    35
Section 9.4    Third Party Claims.    35
Section 9.5    Direct Claims    36

3

Section 9.6    Acknowledgement    37
Section 9.7    Certain Limitations    37

ARTICLE 10 TERMINATION AND REMEDIES	39
Section 10.1    Methods of Termination    39
Section 10.2    Effect of Termination    40
Section 10.3    No Liability    40

ARTICLE 11 DISPUTE RESOLUTION	40
Section 11.1    Mutual Discussions    40
Section 11.2    Arbitration    41

ARTICLE 12 OTHER PROVISIONS	42
Section 12.1    Counterparts    42
Section 12.2    Governing Law    42
Section 12.3    Entire Agreement    42
Section 12.4    Notices    42
Section 12.5    Successors and Assigns    43
Section 12.6    Amendments    44
Section 12.7    Agreement for the Parties’ Benefit Only    44
Section 12.8    Severability    44
Section 12.9    Bulk Sales or Transfer Laws    44
Section 12.10    No Waiver    44
Section 12.11    Cumulative Remedies    44
Section 12.12    Further Assurances    44
Section 12.13    Counterparts; Effectiveness    45
Section 12.14    Specific Performance    45

4

EXHIBITS AND SCHEDULES
Exhibits:
Exhibit A            Assignment and Assumption Agreement
Exhibit B            Excluded Assets
Exhibit C            Buyer’s Officer’s Certificate
Exhibit D            Seller’s Officer’s Certificate
Exhibit E            Form of Deed Conveying Seller’s Interest
Exhibit F            Waivers of Right of First Refusal

Schedules:
Schedule 1            Puget Transmission Ownership Interest
Schedule 1(a)             Initial Purchase Assets
Schedule 1(b)            Option Assets
Schedule 2.1(a)        Real Property
Schedule 2.1(b)        Material Contracts
Schedule 5.4            Title to Puget Transmission Assets
Schedule 5.5             No Violation or Breach
Schedule 5.6            Seller’s Consents
Schedule 5.7            Actions Pending
Schedule 5.8            Compliance with Applicable Law
Schedule 5.9(a)        Liens
Schedule 5.10            Material Changes
Schedule 5.11            Brokerage Fees
Schedule 5.13            Tax Matters
Schedule 5.14            Material Contracts
Schedule 5.15            Licenses
Schedule 5.16            Insurance
Schedule 5.17            Environmental Matters
Schedule 5.23            Undisclosed Liabilities
Schedule 6.5             Buyer’s Consents
Schedule 8.1            Conduct of Business Pending Closing

5

COLSTRIP TRANSMISSION SYSTEM PURCHASE AND SALE AGREEMENT
THIS COLSTRIP TRANSMISSION SYSTEM PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 9, 2019, is by and between NORTHWESTERN CORPORATION, a Delaware corporation (“Buyer”), and PUGET SOUND ENERGY, INC., a Washington public utility corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, Seller owns an undivided interest in the 500 kilovolt Colstrip Project Transmission System (as defined in the Colstrip Project Transmission Agreement), which consists of a thirty-three percent (33%) interest in the Colstrip to Broadview Segment and a thirty-nine and 3/10ths percent (39.3%) interest in the Broadview to Townsend Segment, together with associated switchyards, substations and telecommunications facilities and equipment as further described on Schedule 1 hereto (the “Puget Transmission Ownership Interest”).
WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire from Seller, an undivided interest in the Puget Transmission Ownership Interest representing not less than 95 MW, consisting of not less than a four and 2/10ths percent (4.2%) interest in the Colstrip to Broadview Segment and a four and 9/10ths percent (4.9%) interest in the Broadview to Townsend Segment, as further described on Schedule 1(a) hereto (the “Initial Purchase Assets”) on the terms and subject to the conditions hereinafter set forth (the “Initial Purchase”).
WHEREAS, Seller desires to grant and Buyer desires to accept an option to acquire an undivided ownership interest in the Puget Transmission Ownership Interest representing not less than 90 MW, consisting of not less than a four percent (4%) interest in the Colstrip to Broadview Segment and a four and 2/10ths percent (4.2%) interest in the Broadview to Townsend Segment, as further described on Schedule 1(b) hereto (the “Option Assets” and, together with the Initial Purchase Assets, the “Puget Transmission Assets”) on the terms and subject to the conditions hereinafter set forth (the “Option”).
WHEREAS, Seller and Buyer are entering into this Agreement to evidence their respective duties, obligations, and responsibilities in respect of the purchase and sale of an undivided interest in the Puget Transmission Assets as contemplated herein.
WHEREAS, certain capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in ARTICLE 1 hereof.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“AAA” is defined in Section 11.2(a).
“Action” means any action, suit, investigation of which Seller has Knowledge, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.
“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests, or remedies under this Agreement.
“Agreement” is defined in the preamble.
“Allocation Schedule” is defined in Section 2.3.
“Assignment and Assumption Agreement” means an Assignment of the Material Contracts from Seller to Buyer to be dated as of each respective Closing Date and substantially in the form set forth on Exhibit A.
“Assumed Liabilities” is defined in Section 2.4.
“Business Day” means any day which is not a Saturday, Sunday, or legal holiday in the state of Montana.
“Buyer” is defined in the preamble.
“Buyer’s Consents” means the consents, filings and notices required to be obtained by Buyer and delivered at a Closing as listed on Section 6.5.
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.3 (Enforceability), and Section 6.7 (Brokerage Fees and Commissions).
“Buyer Indemnified Parties” is defined in Section 9.2.
“Closing” means either the Initial Closing or the Option Closing, each a “Closing.”
“Closing Date” means either the Initial Closing Date or the Option Closing Date, each a “Closing Date.”

“Closing Documents” means the documents to be delivered by Buyer and Seller at a Closing in accordance with Section 3.2 and Section 3.3 with respect to the Initial Closing and in accordance with Section 4.3 and Section 4.4 with respect to the Option Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Colstrip Project Transmission Agreement” means the Colstrip Project Transmission Agreement, as last dated September 27, 2013 among Buyer, Seller, Avista Corporation, Portland General Electric Company and PacifiCorp, as amended from time to time.
“Commercially Reasonable Efforts” means efforts which are reasonably necessary to cause, or assist in, the consummation of the transactions contemplated by this Agreement and which do not require the performing Party to (i) expend funds, incur expenses or assume liabilities other than those which are reasonable in nature and amount within the context of the transactions contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder or (ii) amend, waive or terminate the material terms of any Material Contract or arrangement to which the performing Party is a party.
“Confidentiality Agreement” is defined in Section 7.2.
“Damages” is defined in Section 9.2.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than 12 months from the date of incurrence, (iv) all obligations of such Person as lessee under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, has been or would be required to be accounted for as a capital lease on the consolidated balance sheet of that Person, (v) the undrawn face amount of any outstanding letters of credit issued in favor of such Person, and all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all Debt or other monetary obligations (of such Person or of others) secured by any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Person, whether or not such Debt or other monetary obligation is assumed by such Person, (vii) all obligations of such Person to pay a specified purchase price for assets, goods, securities or services whether or not delivered or accepted (including take-or-pay arrangements and similar obligations), (viii) all obligations of such Person under conditional sale or other title retention agreements (even if the remedies of the sellers or lenders under such agreements in the event of a default thereunder are limited to the repossession or sale of the property or assets covered thereby), and (ix) all Debt or other monetary obligations of others in respect of which such Person has any contingent liability, including without limitation any guarantee.
“Depreciated Net Book Value” means the depreciated net book value of the Puget Transmission assets calculated in accordance with GAP and Seller’s past practices.
“Disclosure Schedule” is defined in the preamble of ARTICLE 5.

“Dispute” is defined in Section 11.1.
“Dispute Notice” is defined in Section 11.1.
“Dispute Notice Response” is defined in Section 11.1.
“Employee Benefit Plans” means any retirement plan, welfare plan, stock option plan, equity or equity based plan, bonus plan, change-in-control, retention, incentive award plan, severance pay plan or policy, deferred compensation plan or policy, executive compensation or supplemental income plan or policy, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life or any other employee benefit plan or program, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA.
“Environmental Laws” means any Law relating to pollution control or the protection of the environment, including: (a) (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (ii) the Solid Waste Disposal Act, §§ 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., (iv) the Clean Air Act, 42 U.S.C. §§ 7401 et seq., (v) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., and (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j; and (b) such Laws imposing requirements pertaining to (i) any Hazardous Substance, (ii) the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release or threatened Release of any Hazardous Substance, (iii) reporting, licensing, permitting, or investigation in connection with such activities or (iv) any abatement, removal, remedial, corrective or other corrective action in connection with any Hazardous Substance.
“Environmental Liabilities” means all liabilities involving or arising out of the operation or ownership of the Acquired Assets and arising out of or resulting from or relating to any Environmental Law or any Hazardous Substance.
“Excluded Assets” means those assets listed on Exhibit B.
“FERC” means the Federal Energy Regulatory Commission, or any successor to its functions.
“FERC 203 Approval” means the authorization from FERC to transfer certain of the Puget Transmission Assets to Buyer pursuant to Section 203 of the Federal Power Act.
“Final Order” is defined in Section 9.5(b)(iv).
“GAAP” means generally accepted accounting principles consistently applied as in effect on the date of this Agreement in the United States.

“Governmental Authority” means (i) the federal government of the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.
“Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import under any Environmental Law, including petroleum, polychlorinated biphenyls, and friable asbestos, or any coal combustion materials or by-products.
“Indemnification Dispute Notice” is defined in Section 9.5(b).
“Indemnified Party” is defined in Section 9.4(a).
“Indemnifying Party” is defined in Section 9.4(a).
“Indemnity Claim Amount” is defined in Section 9.5(a).
“Initial Closing” is defined in Section 3.1.
“Initial Purchase” is defined in the recitals.
“Initial Purchase Assets” is defined in the recitals.
“Initial Purchase Price” is defined in Section 2.2.
“Intellectual Property Rights” means all common law and statutory rights associated with patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, know-how, processes, trade secrets, inventions, proprietary rights, formulae, research, databases and computer programs.
“Knowledge” means, with respect to Seller, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry of their direct reports, by Ron Roberts, and with respect to Buyer, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry of their direct reports, by Mike Cashell.
“Labor Laws” means any and all Laws relating in any manner to employment, employees and/or individuals performing work as consultants or contractors, including employment standards, employment of minors, employment discrimination, health and safety, labor relations, unions, withholding, wages and hours and overtime of any kind, work authorization verification, workplace safety and insurance and pay equity.
“Law” means any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, certificate of need, award, or other governmental restriction, including any published and publicly available policy or procedure enforceable by any Governmental Authority.

“Licenses” is defined in Section 5.15.
“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, pledge, easement, right-of-way, encroachment, building or use restrictions, conditional sales agreement or other encumbrance.
“Losses” means any and all claims, liabilities, losses, causes of action, damages, judgments, obligations, deficiencies, demands, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses and Environmental Liabilities, including reasonable attorneys’ fees, court costs, investigator expenses, and other costs of suit.
“Material Adverse Effect” means a material and adverse effect on (i) the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement or otherwise to comply with its obligations hereunder or (ii) the business, assets, financial condition, or results of operations comprising the Puget Transmission Assets, in each case taken as a whole, including without limitation (a) any change in any applicable Law if such change has an effect on the Puget Transmission Assets that is disproportionate to the effect on other electric transmission facilities, (b) the Puget Transmission Assets are substantially damaged or destroyed by any casualty event or a substantial portion of the Puget Transmission Assets are taken, in part or on whole by any Government Authority, (c) changes or developments in national, regional, state, or local wholesale or retail markets for electric power, fuel, or related products, including seasonal changes, (including changes in commodity prices or the effects of actions by competitors), if such matters have an effect on the Puget Transmission Assets that is disproportionate to the effect on other electric transmission facilities; and (d) changes or developments in national, regional, state, or local electric transmission or distribution systems, if such matters have an effect on the Puget Transmission Assets that is disproportionate to the effect on other electric transmission facilities; provided, however, that such determination shall exclude (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Puget Transmission Assets operate; (C) any changes in financial, banking or securities markets in general, including any disruption and any decline in the price of any security or any market index or change in prevailing interest rates; (D) any adverse change or effect principally attributable to the announcement, pendency, or consummation of the transactions contemplated by this Agreement (including any action required or permitted by this Agreement with the written consent of or at the written request of Buyer, decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees attributable thereto but excluding any failure to obtain Required Regulatory Approvals); (E) any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war; (F) any failure by the Puget Transmission Assets meet any internal or published projections, forecasts or supply predictions; (G) any matter of which Buyer is aware of on the date hereof; or (H) any acts of terrorism, any other international or domestic calamity or crisis or geopolitical event, except to the extent such matters in subsections (A), (B), (C), (E) or (F) have an effect on the Puget Transmission Assets that is disproportionate to the effect on other electric transmission facilities.
“Material Contracts” is defined in Section 2.1(b).

“MPSC” means the Montana Public Service Commission.
“Notice of Claim” is defined in Section 9.5(a).
“Option” is defined in the Recitals.
“Option Closing” is defined in Section 4.2.
“Option Closing Disclosure Schedules” is defined in Section 8.12(b).
“Option Notice” has the meaning set forth in Section 4.1.
“Option Purchase Price” is defined in Section 2.2.
“Party” is defined in the preamble.
“Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable, pledges or deposits made in the ordinary course of business under workers’ compensation legislation, unemployment insurance Laws or similar Laws, good faith deposits made in the ordinary course of business in connection with bids, tenders or contracts, including rent security deposits, (ii) in the case of the Real Property, encumbrances and other restrictions and irregularities to title which exist on the date hereof or on the Closing Date and which were not created by, through or under the Seller, (iii) rights reserved to or vested but not yet asserted respecting any Puget Transmission Assets by any Governmental Authority by the terms of any franchise, grant, license, Permit or provision of applicable Law, to purchase, condemn, appropriate or recapture, or designate a buyer of the real property, (iv) rights reserved to or vested in any municipality or public authority to control or regulate the use of the real property or to use the real property in any manner, including zoning and land use regulations, and (v) mechanic and other similar liens for amounts not yet due or payable.
“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.
“PPA” means the Power Purchase Agreement between Buyer and Seller, dated as of the Closing Date.
“Pre-Closing Periods” is defined in Section 2.5(a).
“Prudent Utility Practices” means the practices, methods and acts generally engaged in or approved by the electric utility industry in the United States for similarly situated facilities in the United States during a particular time period, in a manner consistent with Laws, reliability, safety and environmental protection, and taking into consideration the requirements of this Agreement, the Material Contracts and the other contracts affecting the operation of the Colstrip Transmission System. Prudent Utility Practices are not necessarily intended to require the optimum or best practices, methods or acts to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts consistent with the immediately preceding sentence.
“Puget Transmission Assets” is defined in the Recitals.
“Puget Transmission Interests” is defined in the Recitals.
“Purchase Price” is defined in Section 2.2.
“Real Property” means the real property interests which are included as part of the Puget Transmission Assets as set forth on Schedule 2.1(a).
“Records” means any and all of the books, records, contracts, agreements and files of the Seller existing on the Closing Date and pertaining to the Puget Transmission Assets, excluding any information if disclosure to Buyer would, in Seller’s sole discretion, jeopardize any attorney-client, work-product or other privilege or other information reasonably deemed confidential by Seller.
“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Representatives” means officers, directors, employees and other agents of a particular Person.
“Required Regulatory Approvals” means the FERC 203 Approval and such approvals as may be necessary from the MPSC and the Washington Utilities and Transportation Commission; provided that an approval will not be deemed to have been obtained until the date after which all appeals have been fully adjudicated and an appeal may no longer be filed, regardless of whether an appeal is filed.
“Retained Liabilities” is defined in Section 2.1.
“ROFR Resolution Notice” is defined in Section 8.11.
“Rules” is defined in Section 11.2.
“Seller” is defined in the preamble.
“Seller’s Consents” means the consents, filings and notices required to be obtained by Seller (other than the Required Regulatory Approvals) and delivered at a Closing as listed on Schedule 5.6.
“Seller Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority), Section 5.3 (Enforceability), Section 5.4 (Title to Puget Transmission Assets), Section 5.11 (Brokerage Fees and Commissions), Section 5.13 (Taxes) and Section 5.17 (Environmental Matters).

“Seller Indemnified Parties” is defined in Section 9.3.
“Straddle Period” is defined in Section 2.5(a).
“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property taxes and levied and pending assessments, windfall profits, value added, commercial rent, customs duties, capital gain, social security, royalty, documentary, environmental or other taxes, or fees, assessments, duties or charges in the nature or taxes, of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, attachments, schedules, estimates, information returns, and amended returns and reports) required to be filed with or sent to a taxing authority relating to Taxes.
“Third Party Claim” is defined in Section 9.4(a).
“Transfer Taxes” means all sales, use, real property transfer, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and other similar Taxes, filing fees and similar charges incurred by either Party in connection with the transactions contemplated hereby.
“Transmission Owners” has the meaning assigned to it under the Colstrip Project Transmission Agreement.
“Unit 4 Acquisition Agreement” means the Colstrip Unit 4 Purchase and Sale Agreement between Buyer and Seller in connection with Buyer’s purchase of Seller’s undivided interest in the 740MW Colstrip Unit 4, a coal-fired, base-load electric generation facility located in Colstrip, Montana.
“Update” is defined in Section 8.12.
Section 1.2Interpretation. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing this Agreement:
(a)all references in this Agreement to an “Article,” “Section”, “subsection”, “Exhibit”, or “Schedule” shall be to an Article, Section, subsection, Exhibit, or Schedule of this Agreement, unless the context requires otherwise;
(b)unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof;

(c)whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural;
(d)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(e)the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(f)a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule hereto, regardless of whether it appears before or after the place where it is defined;
(g)each Exhibit and Schedule to this Agreement is a part of this Agreement, and should be construed in light of each other;
(h)the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and
(i)references to a Law, rule, regulation, contract, agreement, or other document mean that Law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable.

ARTICLE II
PURCHASE AND SALE OF THE PUGET TRANSMISSION ASSETS

Section 2.1Purchase and Sale of Puget Transmission Interests. On the terms and subject to the conditions hereof, Seller covenants and agrees to sell, assign and transfer to Buyer all of Seller’s right, title and interest in, and Buyer covenants and agrees to purchase from Seller, effective as of the each Closing, all of Seller’s right, title and interest in, all of the assets, properties and rights of Seller owned and/or used in or relating to the portion of the Puget Transmission Assets to be conveyed at such Closing, free and clear of any and all Liens, other than Permitted Liens and excluding the Excluded Assets (as hereinafter defined). The assets, properties and rights to be purchased or otherwise transferred to Buyer under this Agreement, all of which solely relate to the portion of the Puget Transmission Assets acquired and, except for Excluded Assets, constitute, or will constitute as of a Closing, all of Seller’s interests in or to the respective portion of the Puget Transmission Assets, are as follows:
(a)all of Seller’s ownership rights to the Real Property;
(b)all of Seller’s rights under the contracts, leases and agreements related to the Puget Transmission Interest, including the contracts, leases and agreements that are set forth on Schedule 2.1(b), and have not been amended except for such amendments as are set forth therein (the “Material Contracts”);
(c)notwithstanding the provisions of Section 2.1(a)-(c) above, the Puget Transmission Assets shall not include (and the Seller shall retain and the Buyer shall not assume):

(i)claims arising out of liabilities occurring prior to a Closing, including Environmental Liabilities,
(ii)any obligation or liability related to or arising out of any of the Excluded Assets;
(iii)any obligation or liability related to or arising out of (x) any real property lease or sublease not included in the Real Property and (y) any contract not included in the Material Contracts;
(iv)any obligation or liability related to or arising out of any Real Property or Material Contract to the extent such obligation or liability relates to or arises out of the time period prior to a Closing;
(v)any obligation or liability related to or arising out of Actions pending as of a Closing Date against the Seller or any of its Affiliates;
(vi)any obligation or liability (including any future Actions) related to or arising out of the Seller’s conduct of the business or ownership of the Puget Transmission Assets prior to a Closing;
(vii)any obligation or liability of any kind or nature relating to (A) Taxes of the Seller; and (B) Taxes related to the Seller’s conduct of the business or ownership of the Puget Transmission Assets prior to the Closing (in the case of real property Taxes, as determined in accordance with Section 2.5(a)); and
(viii)any obligation or liability of Seller for any Debt.
The foregoing liabilities listed in this Section 2.1(c) are collectively referred to as the “Retained Liabilities” and shall remain and be the obligations and liabilities solely of the Seller.
Section 2.2Purchase Price.
(a)At least three (3) Business Days prior to each of the Initial Closing Date and the Option Closing Date, Seller shall deliver to Buyer a certificate signed by an executive officer of Seller which sets forth in reasonable detail Seller’s calculation of the Depreciated Net Book Value of the Initial Purchase Assets and the Option Assets, respectively, which calculations shall be consistent with Schedule 2.2(a).
(b)Upon receipt of the Depreciated Net Book Value calculation by Buyer, the aggregate purchase price and additional consideration for the sale and conveyance of the Initial Purchase Assets shall be equal to such Depreciated Net Book Value of the Initial Purchase Assets (the “Initial Purchase Price”) and the aggregate purchase price and additional consideration for the sale and conveyance of the Option Assets shall be equal to such Depreciated Net Book Value of the Option Assets (the “Option Purchase Price” and, together with the Initial Purchase Price, the “Purchase Price”).

Section 2.3Allocation of Purchase Price; Tax Filings.
(a)The amount realized by Seller and the consideration paid by Buyer for the Puget Transmission Assets (taking into account for this purpose the Purchase Price, the Assumed Liabilities, and any other amounts treated as consideration or adjustments to the Purchase Price for federal income Tax purposes) shall be allocated in compliance with section 1060 of the Code and the regulations promulgated thereunder. Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer’s determination of the allocation (the “Allocation Schedule”) within thirty (30) days after a Closing, which Allocation Schedule shall be subject to the review, comment and approval of Seller, which approval shall not be unreasonably withheld, delayed, conditioned or delayed. If Seller objects to any item of the Allocation Schedule, Seller shall deliver its written objection to Buyer within 10 days after Seller’s receipt of the Allocation Schedule. If Seller does not timely object, in writing, to the Allocation Schedule, Seller shall be deemed to have approved the Allocation Schedule. Buyer and Seller shall negotiate in good faith to resolve any objection timely raised in writing by Seller. If Buyer and Seller are unable to resolve any such dispute within 15 days after Buyer’s receipt of Seller’s written objection to the Allocation Schedule, such dispute shall be submitted to an independent accounting firm mutually agreed to by Buyer and Seller, and the resolution of such independent accounting firm shall be final and binding.
(b)Each of Buyer and Seller shall (i) be bound by the Allocation Schedule for purposes of determining Taxes, (ii) prepare and file, and, if applicable, cause its Affiliates to prepare and file, Tax Returns and Internal Revenue Service Forms 8594 in a manner consistent with the Allocation Schedule, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule on any applicable Tax Return, in any audit or proceeding before any Governmental Authority, in any report made for Tax, financial accounting or any other purposes, or otherwise, unless required by a “determination,” within the meaning of Section 1313(a)(1) of the Code. If the Buyer or the Seller or any of their Affiliates receives notice from any Governmental Authority disputing such allocation, the Party receiving such notice shall promptly notify the other Party of such dispute.
Section 2.4Assumption of Liabilities. Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations of Seller related to the Puget Transmission Assets acquired at each respective closing, including without limitation those liabilities and obligations contained in the Material Contracts, but solely with respect to liabilities or obligations arising solely during periods following a Closing Date (the “Assumed Liabilities”).
Section 2.5Real Property Taxes.

(a)Seller shall be responsible for all real property Taxes imposed on or with respect to the Real Property for all Tax periods (or portion of any Tax period beginning on or before and ending after the Closing Date (a “Straddle Period”)) ending on or prior to the Closing Date (the “Pre-Closing Periods”). The portion of such Taxes for which Seller shall be liable for a Straddle Period shall be determined by multiplying its pre-Closing Date Project Share of the amount of Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)Any real property Tax reductions or refunds with respect to the Real Property for or relating to a Pre-Closing Period (as determined in accordance with Section 2.5(a)) shall be for the account of Seller. If Buyer receives a property Tax refund or credit with respect to the Real Property for or relating to a Pre-Closing Period, Buyer shall promptly remit to Seller the portion of such refund or credit relating to the Pre-Closing Period.

(c)Prior to a Closing Date, Seller shall control and conduct all negotiations, proceedings and communications with the Montana Department of Revenue regarding real property Taxes with respect to the Real Property, shall keep Buyer informed regarding such negotiations, proceedings and communications and shall not agree to any settlement with the Montana Department of Revenue that affects any Tax period or portion of a Straddle Period beginning on or after a Closing Date without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. From and after a Closing Date, Buyer shall control and conduct all negotiations, proceedings and communications with the Montana Department of Revenue regarding real property Taxes with respect to the Real Property, shall keep Seller informed regarding such negotiations, proceedings and communications, and shall not agree to any settlement with the Montana Department of Revenue that affects any Tax period or Straddle Period ending on or prior to a Closing Date without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall reasonably cooperate with all such negotiations, proceeds and communications.

ARTICLE 3
INITIAL CLOSING; CONDITIONS PRECEDENT

Section 3.1Initial Closing. The closing of the transactions contemplated by this Agreement with regard to the Initial Purchase Assets (the “Initial Closing”) shall occur at the offices Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota, commencing at 9:00 A.M. or at such other location as may be agreed upon by the Parties on either (a) the second (2nd) Business Day after the satisfaction of all the conditions precedent to the Initial Closing in accordance with Sections 3.4 and 3.5 hereof, or (b) at such other time or place as may be mutually agreed upon by the Parties in writing. The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date”.

Section 3.2Initial Closing Deliveries by Buyer. At the Initial Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)The Initial Purchase Price in cash in accordance with Section 2.2 hereof;
(b)A certificate of an authorized officer of Buyer, dated as of the Initial Closing Date, in the form set forth in Exhibit C, certifying that (i) the representations and warranties of Buyer set forth in ARTICLE 6 are true, correct and complete as of the

Initial Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (ii) the conditions set forth in Section 3.4 have been fulfilled or waived and (iii) the covenants of Buyer set forth in ARTICLE 8 to be performed on or before the Initial Closing Date have been fulfilled or waived in writing by Seller.
(c)A duly executed copy of an Assignment and Assumption Agreement;
(d)Duly executed copies of each of the Buyer’s Consents;
(e)Such other documents and certificates as Seller may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Initial Closing.
Section 3.3Initial Closing Deliveries by Seller. At the Initial Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
(a)A duly executed copy of an Assignment and Assumption Agreement;
(b)A certificate of an authorized officer of Seller, dated as of the Initial Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, in the form set forth in Exhibit D, certifying that (i) the representations and warranties of Seller set forth in ARTICLE 5 are true, correct and complete as of the Initial Closing Date, (ii) the conditions set forth in Section 3.5 have been fulfilled or waived and (iii) the covenants of Seller set forth in ARTICLE 8 to be performed on or before the Initial Closing Date have been fulfilled or waived in writing by Buyer;
(c)Duly executed copies of each of the Seller’s Consents;
(d)A certificate that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulations Section 1.445-2(b)(2);
(e)A deed in the form attached hereto as Exhibit E conveying Seller’s interest in the Real Property subject to Permitted Liens (i.e., a deed (i) in which Seller warrants that the Real Property is free from all encumbrances made by the Seller other than Permitted Liens and that Seller will defend the same to the Buyer against the lawful claims and demands of all persons claiming by, through or under Seller, but against no other persons; and (ii) that conveys any after-acquired title to the Real Property that Seller may subsequently obtain, but reserving for Seller, for so long as the Colstrip Project Transmission Agreement, is in effect, such easements as may be reasonably necessary for the purpose of owning, operating, maintaining, repairing, replacing, or removing any transmission facility and associated equipment in their current locations on the Real Property), all in a form reasonably acceptable to Buyer (which shall include language providing that such easements shall not, other than to a de minimis extent, adversely affect operations on the Real Property as currently conducted); and

(f)Such other documents and certificates as Buyer may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Initial Closing.
Section 3.4Conditions Precedent to the Initial Closing Obligations of Buyer. The obligation of Buyer to proceed with the Initial Closing contemplated hereby is subject to the fulfillment or waiver (by the Buyer, in its absolute discretion, by written notice to the Seller) on or prior to the Initial Closing Date, or on or prior to such earlier date if specified below, of all of the following conditions:
(a)Seller shall have delivered to Buyer each of the documents described in Section 3.3.
(b)The representations and warranties of Seller in ARTICLE 5 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Initial Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Seller to be performed on or before the Initial Closing Date shall have been performed in all material respects in accordance with this Agreement.
(c)Seller shall have obtained and provided copies to Buyer of all the Seller’s Consents required for the Initial Closing listed in Schedule 5.6.
(d)Seller shall have obtained and provided a copy to Buyer of the Required Regulatory Approvals.
(e)No order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Puget Transmission Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Puget Transmission Assets.
(f)All Transmission Owners shall have either declined to exercise or executed a waiver substantially in the form attached hereto as Exhibit F with respect to their rights of first refusal contained in Section 28 of the Colstrip Project Transmission Agreement.
(g)Seller shall have delivered to Buyer evidence of the filing for termination of all Liens that are not Permitted Liens in form and substance reasonably satisfactory to Buyer; provided that Seller shall indemnify Buyer for any Losses incurred by Buyer in connection with Seller’s failure to terminate any Lien that is not a Permitted Lien.
(h)Seller shall have completed the transactions contemplated by the Unit 4 Acquisition Agreement.

(i)No event causing or constituting a Material Adverse Effect shall have occurred or be occurring.
Section 3.5Conditions Precedent to the Initial Closing Obligations of Seller. The obligation of Seller to proceed with the Initial Closing contemplated hereby is subject to the fulfillment or waiver (by the Seller, in its absolute discretion, by written notice to the Buyer) on or prior to the Initial Closing Date of all of the following conditions:
(a)Buyer shall have delivered the Initial Purchase Price as provided in Section 2.2.
(b)Buyer shall have delivered to Seller each of the documents described in Section 3.2.
(c)The representations and warranties of Buyer contained in ARTICLE 6 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Initial Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Buyer to be performed on or before the Initial Closing Date shall have been performed in all material respects in accordance with this Agreement.
(d)Buyer shall have obtained and provided copies to Seller of all of Buyer’s Consents required for the Initial Closing listed on Schedule 6.5.
(e)Seller shall have obtained the Required Regulatory Approvals and such approvals shall be in form and substance reasonably satisfactory (including no materially adverse conditions) to Seller.
(f)All Transmission Owners shall have either declined to exercise or executed a waiver substantially in the form attached hereto as Exhibit F with respect to their rights of first refusal contained in Section 28 of the Colstrip Project Transmission Agreement.
(g)Buyer shall have completed the transactions contemplated by the Unit 4 Acquisition Agreement.
(h)No order or, decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Puget Transmission Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Puget Transmission Assets.
Section 3.6Failure to Close. In the event of any failure to satisfy or waive the conditions precedent set forth in Section 3.4 or Section 3.5, the termination and other provisions of ARTICLE 10 shall govern to the extent applicable.

ARTICLE 4
OPTION CLOSING

Section 4.1Exercise of Option. Upon the termination of the PPA according to the terms thereof, Buyer may elect, at its sole option, to provide notice to Seller that it wishes to exercise the Option and acquire the Option Assets (the “Option Notice”).
Section 4.2Option Closing. After receipt of the Option Notice by Seller, the closing of the transactions contemplated by this Agreement with regard to the Option Assets (the “Option Closing”) shall occur at the offices Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota, commencing at 9:00 A.M. or at such other location as may be agreed upon by the Parties on either (a) the second (2nd) Business Day after the satisfaction of all the conditions precedent to the Option Closing in accordance with Section 4.5 and Section 4.6 hereof, or (b) at such other time or place as may be mutually agreed upon by the Parties in writing. The date on which the Option Closing occurs is referred to herein as the “Option Closing Date”.
Section 4.3Option Closing Deliveries by Buyer. At the Option Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)The Option Purchase Price in cash in accordance with Section 2.2 hereof;
(b)A certificate of an authorized officer of Buyer, dated as of the Option Closing Date, in the form set forth in Exhibit C, certifying that (i) the representations and warranties of Buyer set forth in ARTICLE 6 are true, correct and complete as of the Option Closing Date, (ii) the conditions set forth in Section 3.4 have been fulfilled or waived and (iii) the covenants of Buyer set forth in ARTICLE 8 have been fulfilled or waived in writing by Seller.
(c)Duly executed copies of each of the Buyer’s Consents;
(d)Such other documents and certificates as Seller may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Option Closing.
Section 4.4Option Closing Deliveries by Seller. At the Option Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
(a)A duly executed copy of the Assignment and Assumption Agreement;
(b)A certificate of an authorized officer of Seller, dated as of the Option Closing Date, in the form set forth in Exhibit D, certifying that (i) the representations and warranties of Seller set forth in ARTICLE 5 are true, correct and complete as of the Option Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (ii) the conditions set forth in Section 4.6 have been fulfilled or waived and (iii) the covenants of Seller set forth in ARTICLE 8 to be performed on or before the Option Closing Date have been fulfilled or waived in writing by Buyer;

(c)A certificate that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulations Section 1.445-2(b)(2);
(d)A deed in the form attached hereto as Exhibit E conveying Seller’s interest in the Real Property subject to Permitted Liens (i.e., a deed (i) in which Seller warrants that the Real Property is free from all encumbrances made by the Seller other than Permitted Liens and that Seller will defend the same to the Buyer against the lawful claims and demands of all persons claiming by, through or under Seller, but against no other persons; and (ii) that conveys any after-acquired title to the Real Property that Seller may subsequently obtain, but reserving for Seller, for so long as the Colstrip Project Transmission Agreement, is in effect, such easements as may be reasonably necessary for the purpose of owning, operating, maintaining, repairing, replacing, or removing any transmission facility and associated equipment in their current locations on the Real Property), all in a form reasonably acceptable to Buyer (which shall include language providing that such easements shall not, other than to a de minimis extent, adversely affect operations on the Real Property as currently conducted);
(e)Duly executed copies of each of the Buyer’s Consents; and
(f)Such other documents and certificates as Buyer may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Option Closing.
Section 4.5Conditions Precedent to the Option Closing Obligations of Buyer. The obligation of Buyer to proceed with the Option Closing contemplated hereby is subject to the fulfillment or waiver (by the Buyer, in its absolute discretion, by written notice to the Seller) on or prior to the Option Closing Date, or on or prior to such earlier date if specified below, of all of the following conditions:
(a)Seller shall have delivered to Buyer each of the documents described in Section 4.4.
(b)The representations and warranties of Seller in ARTICLE 5 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Option Closing Date, except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Seller to be performed on or before the Option Closing Date shall have been performed in all material respects in accordance with this Agreement.
(c)Seller shall have obtained and provided copies to Buyer of all the Seller’s Consents required for the Option Closing listed in Schedule 5.6.
(d)Seller shall have obtained and provided a copy to Buyer of the Required Regulatory Approvals.

(e)No order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Puget Transmission Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Option Assets.
(f)Seller shall have delivered to Buyer evidence of the termination of all Liens that are not Permitted Liens in form and substance reasonably satisfactory to Buyer; provided that Seller shall indemnify Buyer for any Losses incurred by Buyer in connection with Seller’s failure to terminate any Lien that is not a Permitted Lien.
(g)No event causing or constituting a Material Adverse Effect shall have occurred or be occurring.
Section 4.6Conditions Precedent to the Option Closing Obligations of Seller. The obligation of Seller to proceed with the Option Closing contemplated hereby is subject to the fulfillment or waiver (by the Seller, in its absolute discretion, by written notice to the Buyer) on or prior to the Option Closing Date of all of the following conditions:
(a)Buyer shall have delivered the Option Purchase Price as provided in Section 2.2.
(b)Buyer shall have delivered to Seller each of the documents described in Section 4.3.
(c)The representations and warranties of Buyer contained in ARTICLE 6 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Option Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Buyer to be performed on or before the Option Closing Date shall have been performed in all material respects in accordance with this Agreement.
(d)Buyer shall have obtained and provided copies to Seller of all of Buyer’s Consents required for the Option Closing listed on Schedule 6.5.
(e)Seller shall have obtained the Required Regulatory Approvals.
(f)No order or, decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Puget Transmission Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Option Assets.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
As of the date of this Agreement, Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE 5 (as modified and supplemented by the disclosure schedule delivered to Buyer by Seller contemporaneously herewith setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express informational requirement contained in or requested by a provision of this ARTICLE 5, or as an exception to one or more representations or warranties contained in this ARTICLE 5 (the “Disclosure Schedule” or “Schedule”)) are true and correct provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a Party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Seller. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this ARTICLE 5; provided, however, the disclosures in any section or paragraph of the Disclosure Schedule shall qualify as disclosures pursuant to any other sections or paragraphs under the Agreement where such disclosure is reasonably apparent on the face of such disclosures, whether or not repeated under any section number where such disclosure might be deemed appropriate.
Section 5.1Organization and Good Standing. Seller is a public utility corporation duly organized and validly existing under the laws of the State of Washington and each other jurisdiction where such qualification is required, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.2Authority. Seller has all requisite power and authority to own, and to carry on its businesses related to, the Puget Transmission Assets as now being conducted. Seller has all requisite power and authority and as of each Closing will have obtained all other applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions necessary to execute and deliver this Agreement and the Closing Documents, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents, when executed and delivered in accordance herewith, and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller.
Section 5.3Enforceability. This Agreement has been, and the Closing Documents, when executed and delivered in accordance herewith, will be, duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Buyer, is a valid and binding agreement of Seller, enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.4Title to Puget Transmission Assets. Seller owns the Puget Transmission Assets free and clear of all Liens, other than Permitted Liens, those liens set forth on Schedule 5.9(a) and the liens set forth on Schedule 5.4 (which relevant liens will be terminated or released as of each respective Closing).
Section 5.5No Violation or Breach. Except as set forth in Schedule 5.5 and assuming that all of the Required Regulatory Approvals and Seller’s Consents have been obtained, neither the execution and delivery of this Agreement nor the Closing Documents, nor the consummation of the transactions contemplated hereby or thereby and performance of the terms and conditions hereof or thereof by Seller will result in a violation or breach of, or default under, (a) any provision of the organizational documents of Seller and any indenture or (b) any Material Contract under which Seller or the assets comprising the Puget Transmission Assets are bound, except with regard solely to clause (b), any violation, breach or default that would not have a Material Adverse Effect.
Section 5.6Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by Seller or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller except for (a) the Required Regulatory Approvals; (b) the third-party consents, filings, and notices set forth on Schedule 5.6, and (c) immaterial consents, approvals, authorizations, permits, filings or notices. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Seller requires the consent, approval, authorization or permit of the MPSC or the Montana Consumer Counsel.
Section 5.7Actions Pending. Except as set forth on Schedule 5.7, there is no Action pending, or to Seller’s Knowledge, threatened in writing against Seller related to the Puget Transmission Assets, except for Actions that would not have a Material Adverse Effect on the Puget Transmission Assets or operation of the Puget Transmission Assets or have a Material Adverse Effect on Seller’s ability to perform its obligations under the Closing Documents.
Section 5.8Compliance With Applicable Law. Except as set forth on Schedule 5.8, Seller has complied in a timely manner and in all material respects with all applicable Laws that specifically apply to the Puget Transmission Assets. Seller is not in material default of any order, decree or judgment of any Governmental Authority or arbitrator related to the Puget Transmission Assets and there are no unsatisfied judgments against the Seller related to the Puget Transmission Assets.
Section 5.9Real Property.
(a)Except as set forth on Schedule 5.9(a), Seller has good and valid title to, or a valid leasehold interest in or a valid and enforceable right to use, all of the Real Property, free and clear of any Liens, except for Permitted Liens. The Real Property includes all of the rights and interests in real property that the Seller has with regard to or relating to the Puget Transmission Assets.

(b)There are no actions pending or, to the Knowledge of the Seller, threatened, that would alter the current zoning classification of the Real Property that would adversely affect the continued use of the Puget Transmission Assets by the Seller. The Seller has not received written notice from any insurance company or Governmental Authority of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon. To the Knowledge of the Seller, no fact or condition exists that would that would adversely affect the usability of the Real Property or its improvements or result in the termination of current access to and from the Real Property. No portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority and there is no pending, or, to the Knowledge of the Seller, threatened or contemplated condemnation actions or special assessments with respect to the Real Property. No Governmental Authority has given notice of an assertion of rights to the Puget Transmission Assets or the Real Property, such as those described in subsection (iii) of the definition of Permitted Liens.
(c)The Seller is not a “foreign person” as that term is defined in § 1445 of the Code, and applicable regulations.
Section 5.10Material Changes since December 31, 2018. Since December 31, 2018, there has been no Material Adverse Effect with respect to the Puget Transmission Assets and, to Seller’s Knowledge, no event, fact or matter has occurred which is likely to give rise to any such change. Since December 31, 2018, and except for the transactions contemplated by this Agreement and as set forth in Schedule 5.10, the ownership and operation of the Puget Transmission Assets and the Puget Transmission Assets has been carried on in the ordinary and usual course.
Section 5.11Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents, except as set forth on Schedule 5.11, which shall be the sole responsibility of Seller.
Section 5.12Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to Seller’s Knowledge, threatened against, Seller or the Puget Transmission Assets.
Section 5.13Tax Matters. With respect to the Puget Transmission Assets, except as set forth in Schedule 5.13.
(a)all Tax Returns required to be filed by the Seller related to the Puget Transmission Assets on or before each Closing Date have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b)such Tax Returns related to the Puget Transmission Assets are or will be true and correct in all material respects, and all Taxes reported on such Tax Returns have been or will be timely paid;
(c)Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Puget Transmission Assets;
(d)there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Seller, threatened against Seller and relating to the Puget Transmission Assets by any Governmental Authority in respect of Taxes, no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Seller in respect of the Puget Transmission Assets, and all deficiencies for Taxes asserted or assessed against Seller in respect of the Puget Transmission Assets have been fully or timely paid or settled;
(e)there are no Liens for Taxes (other than for current Taxes not yet due or payable, or for Taxes being contested in good faith through appropriate proceedings) upon the Puget Transmission Assets;
(f)there are no Tax rulings, requests for rulings, or closing agreements relating to Seller which affect its liability for Taxes relating to the Puget Transmission Assets for any period (or portion of a period) after the date hereof;
(g)Seller has provided to Buyer copies of all Tax audit reports affecting the Puget Transmission Assets that have been issued with respect to the previous five (5) taxable years of Seller; and
(h)none of the Puget Transmission Assets are interests (other than “indebtedness,” within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for federal income tax purposes.
Section 5.14Material Contracts. The Material Contracts set forth on Schedule 2.1(b) are all of the material agreements, contracts, real and personal property leases arrangements necessary for use and operation of the Puget Transmission Assets, to which Seller or any of its Affiliates is a party, all of which are in full force and effect, except as disclosed on Schedule 5.14. The Material Contracts include all of the agreements necessary for the use and operation of with regard to the Puget Transmission Assets. True and correct copies of the Material Contracts have been provided to Buyer. Except as otherwise set forth in Schedule 4.15, no consent is required with respect to any of the Material Contracts in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Material Contracts are legal, valid and binding obligations of the Seller, and Seller has performed all obligations required to be performed under the Material Contracts and is not in material default under or in material breach of any Material Contract and to Seller’s Knowledge such other party has performed all obligations required to be performed by such other party and to Seller’s Knowledge, no other party is in material default under or in breach of any Material Contract. Except as set forth in Schedule 5.14, to Seller’s Knowledge, no Material Contract has been breached or cancelled by any other party thereto.
Section 5.15Licenses. Schedule 5.15 lists all the Permits, material licenses, permissions, authorizations and consents that are required for the ownership and operation of the Puget Transmission Assets in the manner in which it has been owned or operated by the Seller, or which are held by the Seller, in each case related to the Puget Transmission Assets or Seller’s ownership of the Puget Transmission Assets (the “Licenses”), true and correct copies of which have been provided, or will be provided prior each Closing, to Buyer. Except as set forth in Schedule 5.15, the Licenses are in full force and effect and have been complied with in all material respects. Other than as set forth in Section 4.6, Seller makes no representation regarding the transferability or assignment of the Licenses to Buyer. As of the date of this Agreement, Seller has not received, since January 1, 2016, any written notification from any Governmental Authority alleging that it is in material violation of any of such License.
Section 5.16Insurance. Schedule 5.16 lists all insurance policies maintained by Seller covering the Puget Transmission Assets and/or the Puget Transmission Assets. Seller’s insurance policies are in full force and effect and fully paid covering all periods up to and including the date hereof, and it has not received written notice of cancellation of any such insurance policies other than those policies the absence or cancellation of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, no claim is outstanding against the Seller under any such policy of insurance and, to the Knowledge of Seller, there are no circumstances likely to give rise to such a claim.
Section 5.17Environmental Matters.
(a)Except as disclosed on Schedule 5.17, to the Knowledge of Seller, the Puget Transmission Assets have been operated and maintained in compliance with all Environmental Laws and in a manner that will not give rise to any liability under any Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.
(b)Except as disclosed on Schedule 5.17, Seller has not received any written notice at any time that the Puget Transmission Assets are in violation of the provisions of any Environmental Law the violation of which would have a Material Adverse Effect, and there is no pending, or to the Knowledge of the Seller, threatened lawsuit, administrative, governmental or other legal action to that effect.
(c)Except as disclosed on Schedule 5.17, Seller has not used, generated, treated, stored, transported, disposed of, handled or permitted any Hazardous Substances on, under, about or from the Puget Transmission Assets that would, individually or in the aggregate, cause a Material Adverse Effect, and except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Puget Transmission Assets in material compliance with all Environmental Laws and which are necessary for the operation of the Puget Transmission Assets.

(d)Except as disclosed on Schedule 5.17, there are no present or, to the Knowledge of Seller, past Releases in any way relating to the Real Property.
Section 5.18No Employees or Benefits Plans. Seller does not have any employees that are stationed or provide services at, or with respect to, the Puget Transmission Assets and Seller does not maintain, sponsor, contribute to, is not required or obligated to contribute to, and is not a party to any Employee Benefit Plan related to the Puget Transmission Assets that are being transferred to the Buyer.
Section 5.19Labor Matters.
(a)Seller is not a party to any collective bargaining or other labor union contract relating to the personnel servicing the Puget Transmission Assets exists.
(b)There is no pending or, Seller’s Knowledge, threatened, labor dispute, strike, work stoppage, lockout or other labor controversy relating to the employees of Seller that provide services at, or with respect to, the Puget Transmission Assets.
Section 5.20Intellectual Property. To Seller’s Knowledge, (a) the conduct of Seller’s business in connection with the Puget Transmission Assets, as currently conducted, does not infringe upon or otherwise violate the Intellectual Property Rights of any Person, and (b) no Person is infringing upon or otherwise violating the Intellectual Property Rights of the Seller or the Puget Transmission Assets, in either case of (a) or (b), except which would have a Material Adverse Effect.
Section 5.21Books and Records. The records of the Seller relating to the Puget Transmission Assets have been made available to Buyer prior to the execution of this Agreement.
Section 5.22No Options. There are no outstanding options or other rights or agreements for the purchase from the Seller of any of the Puget Transmission Assets.
Section 5.23Undisclosed Liabilities. Except as set forth on Schedule 5.23, the Puget Transmission Assets are not subject to any liability or obligation (whether absolute, contingent or otherwise), except (a) liabilities arising in the ordinary course of business under any contract or commitment, (b) those liabilities or obligations incurred in the ordinary course of business since December 31, 2018, and (c) liabilities that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.24Puget Transmission Assets Operations. To the Knowledge of Seller, the Puget Transmission Assets are currently in operating order consistent with past practices.
Section 5.25Affiliate Transactions. Other than as disclosed by this Agreement, no Affiliate of Seller is a party to any material agreement necessary to the use or operation the Puget Transmission Assets.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date of this Agreement and as of each respective Closing Date, Buyer represents and warrants to Seller as follows and, except as expressly set forth to the contrary herein, acknowledges that the Seller has entered into this Agreement in reliance upon such representations and warranties:
Section 6.1Organization and Qualification. Buyer is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all necessary permits to carry on its business as now being conducted.
Section 6.2Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents, when executed and delivered in accordance herewith, and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.
Section 6.3Enforceability. This Agreement has been and, when executed and delivered in accordance herewith, the Closing Documents will be, duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 6.4No Violation or Breach. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Buyer will (a) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (b) violate any applicable Law other than such violations as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 6.5Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by Buyer or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer, except for (a) the Required Regulatory Approvals; (b) the third-party consents, filings, and notices set forth on Schedule 6.5, and (c) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 6.6No Disputes; Litigation. There is no Action pending, or to Buyer’s Knowledge, threatened in writing against Buyer, except for Actions that would not have a Material Adverse Effect on Buyer’s ability to perform its obligations under the Closing Documents.
Section 6.7Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents for which Seller or any of the Seller’s Affiliates shall incur any liability.
Section 6.8Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Buyer threatened against, Buyer.
Section 6.9Regulatory Matters.
(a)Buyer represents that its acquisition of the Puget Transmission Assets would not reasonably be expected to result in (i) a denial of any Required Regulatory Approvals primarily based upon Buyer’s ability to exercise horizontal or vertical market power or (ii) a denial of any Required Regulatory Approvals primarily based upon any increase in Buyer’s horizontal or vertical market power in the NorthWestern balancing authority area using the standards adopted by FERC in Order No. 697.
(b)Buyer represents that it does not need approval from any Governmental Authority, other than the Required Regulatory Approvals, to acquire the Puget Transmission Assets.

ARTICLE 7
ACCESS AND CONFIDENTIALITY

Section 7.1General Access.
(a)Seller shall, until a respective Closing Date (or the earlier termination of this Agreement), (i) give Buyer and its authorized representatives reasonable access to all books, records, contracts, agreements, files, personnel, offices and other facilities and properties, in each case, of Seller, related to the Puget Transmission Assets, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) furnish Buyer with such financial and operating data and other information with respect to the Puget Transmission Assets as Buyer may from time to time reasonably request; provided, that any such access shall be conducted at Buyer’s expense, at a reasonable time and on reasonable notice, under the reasonable supervision of Seller’s personnel and in such a manner as to maintain the confidentiality of such information, this Agreement, and the transactions contemplated hereby and not to interfere with the normal operation of the business of Seller or the Puget Transmission Assets; and provided, further, that Buyer and its representatives shall comply with all applicable safety rules, regulations and procedures implemented by Seller, as the case may be.

(b)In addition to Section 7.1(a) above, Seller specifically agrees to facilitate Buyer’s environmental due diligence by promptly providing Buyer copies of any documents prepared by Seller’s internal environmental professionals or outside environmental consultants retained by or on behalf of Seller which analyze, quantify, audit, or report on actual or potential environmental issues, conditions, or Environmental Liabilities connected with the Puget Transmission Assets.
(c)Nothing in this ARTICLE 7 shall be construed to permit Buyer or its representatives to have access prior to the Closing to (i) any files, records, contracts, or documents of Seller not relating to the Puget Transmission Assets, (ii) any bids or offers received by Seller for the sale of any of the Puget Transmission Assets, it being agreed that all such bids or offers shall be the sole property of Seller, or (iii) any jeopardize any attorney-client or other privilege as determined by Seller’s sole discretion.
Section 7.2Confidential Information. Buyer and Seller agree to maintain in confidence all information made available to it under this Agreement and to cause their respective officers, directors, agents, employees, representatives, consultants, and advisors to maintain in confidence all information made available to them under this Agreement, all as provided in that certain Mutual Non-Disclosure Agreement between Buyer and Seller dated July 19, 2019 (the “Confidentiality Agreement”), and the terms of which are incorporated herein by reference and made a part of this Agreement; provided that the Confidentiality Agreement shall terminate upon each Closing or two years following the date hereof. In the event that terms of the Confidentiality Agreement and this Agreement conflict, the terms of the Confidentiality Agreement shall control.

ARTICLE 8
COVENANTS OF SELLER AND BUYER

Section 8.1Conduct of Business Pending Closing. Seller covenants and agrees that:
(a)Exclusivity. Upon execution of this Agreement and except as noted below, Seller grants Buyer the exclusive right to acquire the Puget Transmission Assets until the earlier of the Option Closing or termination of this Agreement. During such exclusivity period, Seller agrees to: (i) deal with Buyer, or its representatives, exclusively with regard to all aspects of the acquisition of the Puget Transmission Assets, and (ii) refrain, directly or indirectly, from soliciting, initiating, encouraging, or engaging in any discussions or negotiations with any Person or entering into any agreement, commitment, understanding or transaction with any Person concerning any proposal regarding the acquisition of the Puget Transmission Assets, or providing any business, financial or other information relating to any such transaction to any person or entity. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that nothing in this Section 8.1 or elsewhere in this Agreement shall restrict or impair Seller’s right or obligation to provide a right of first refusal to the Transmission Owners under the Colstrip Project Transmission Project Agreement pursuant and subject to Section 8.11. Notwithstanding this Section 8.1(a), nothing in this Section 8.1 shall be construed as limiting the termination rights of the Buyer or Seller under ARTICLE 10 or Buyer’s or Seller’s rights if any party shall exercise such right of first refusal.

(b)Conduct of Business. Pending each Closing, and taking into consideration the fact that the Seller is not the operator of the Puget Transmission Assets, and except as provided for in Section 8.1(a) or as reasonably necessary under emergency circumstances (or if required or prohibited pursuant to applicable Law or the Colstrip Transmission Project Agreement), and always subject to and consistent with the extent of Seller’s rights and limitations under the Colstrip Transmission Project Agreement, Seller shall comply with the following:
(i)Seller shall conduct its business related to the Puget Transmission Assets, and utilize its Commercially Reasonable Efforts to cause the Puget Transmission Assets to conduct its business, in the ordinary course in accordance with past practice, and not make any material change with respect thereto;
(ii)Seller shall comply in all material respects with the Colstrip Transmission Project Agreement;
(iii)Seller shall take all Commercially Reasonable Efforts to preserve and protect the Puget Transmission Assets, subject to the terms of the Colstrip Transmission Project Agreement and applicable Laws;
(iv)except as set forth on Schedule 8.1, Seller shall not assign, terminate, amend, give any consent with respect to or waive any rights under, in any material respect, any Material Contract;
(v)Seller shall not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations related to the Puget Transmission Assets, except as required by applicable Laws;
(vi)Seller shall not grant any express further Lien on any of the Puget Transmission Assets, except for Permitted Liens, those Liens that will be terminated, without cost to Buyer, at each Closing;
(vii)Seller shall provide prompt written disclosure to the Buyer of all relevant information which comes to the attention of the Seller in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any of the Seller’s representations and warranties set forth in ARTICLE 5; and
Section 8.2Public Announcements. Without the prior written approval of the other Party, no Party shall issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the Closing Documents or the transactions contemplated hereby or thereby, except when and to the extent that such release or statement is deemed in good faith by the releasing Party to be required to obtain the Required Regulatory Approvals or by applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement.
Section 8.3Actions by Parties. Each Party agrees to use Commercially Reasonable Efforts to satisfy the conditions to each respective Closing set forth in Sections 3.4, 3.5; 4.5 and 4.6, provided, however, that neither Buyer nor Seller shall be deemed to have breached its obligations under Section 7.2, Section 8.2 or this Section 8.3 by pursuing the discussions with the MPSC or the Washington Utilities and Transportation Commission or by making any required filings in connection with obtaining the Required Regulatory Approvals.
Section 8.4Further Assurances. Seller and Buyer each agree that from time to time after the Closing, it will execute and deliver or cause its respective Affiliates to execute and deliver such further agreements, certificates, documents or opinions and take (or cause its respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. If at any time any Party shall reasonably request any further action by any other Party to carry out the purposes of this Agreement and the Closing Documents or to further effectuate the transactions contemplated hereby, such other Party, shall promptly take such action (including the prompt execution and delivery of further instruments and documents).
Section 8.5Records.
(a)Maintenance. Buyer agrees to maintain the Records in accordance with its records retention policy as maintained in compliance with applicable Laws and Buyer’s past practices, or if any of the Records pertain to any claim or dispute pending on the date upon which such records would be destroyed pursuant to Buyer’s records retention policy, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall give Seller reasonable notice and an opportunity to retain any Records relating to Taxes in the event that Buyer determines to destroy or dispose of them during such period. After a Closing Date, except as might result in a waiver of any attorney/client, work product or like privilege or violate applicable Laws, Buyer shall provide Seller and its representatives during normal business hours, and upon reasonable notice, reasonable access to, and the right to copy, the Records existing as of a Closing Date, at Seller’s cost and expense, for the purposes of
(i)complying with any applicable Law affecting Seller’s ownership of the Puget Transmission Assets prior to a Closing Date;
(ii)preparing any audit of the books and records of any third party relating to the Puget Transmission Assets prior to a Closing Date, or responding to any audit prepared by such third parties;
(iii)preparing Tax Returns;
(iv)responding to or disputing any audit, examination, claim or other proceeding in respect of Taxes; or

(v)asserting, defending, or otherwise dealing with any inquiry, investigation, claim or dispute under this Agreement or with respect to the Puget Transmission Assets.
(b)Privilege. Buyer shall not after a Closing Date intentionally waive the attorney/client, work product, or like privilege of Seller or its Affiliates with respect to any of the Records existing as of a Closing Date, without Seller’s prior written consent.
Section 8.6Amendment of Colstrip Project Transmission Agreement. Buyer and Seller shall cooperate in good faith to (i) amend the Colstrip Project Transmission Agreement to reflect the transactions contemplated by this Agreement and (ii) obtain all consents from the other Transmission Owners necessary for such amendment.
Section 8.7Regulatory and Other Authorizations and Consents Filings.
(a)General. Each Party shall use Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.
(b)Required Regulatory Approvals. Without limiting the generality of the undertakings pursuant to Section 8.7(a) above, each Party shall (i) use its Commercially Reasonable Efforts to: gather and obtain all necessary information to complete its respective filings in connection with the Required Regulatory Approvals (including all reports, studies, and exhibits related thereto); consult with the other Party regarding any such filings, consider and incorporate all reasonable comments (if any) submitted by the other Party or its representatives; and the Parties shall make such filings as soon as practicable following the execution and delivery of this Agreement, if not already completed; (ii) prior to and during the pendency of any notice and approval period with respect to such filings, (A) consult with the other Party prior to providing any supplemental information to the applicable regulatory authority and provide prompt written notice to the other Party of all discussions and correspondence with the applicable regulatory authorities that reasonably relates to or bears upon such filings, and (B) use all Commercially Reasonable Efforts and act in good faith to expedite and obtain the Required Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of the Parties agrees to use its Commercially Reasonable Efforts to file applications with any applicable Governmental Authority whose approval is required in connection with the consummation of the purchase by Buyer of the Puget Transmission Assets as promptly as practicable following the date of this Agreement, the date of which shall be mutually agreed upon by Buyer and Seller.
(c)Transfer. If the transfer of any instrument, contract, license, lease, permit, or Material Contract to Buyer hereunder shall require the consent of any party thereto other than Seller, then such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use Commercially Reasonable Efforts to obtain such consents to the extent required by such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or Material Contract. If any such consent cannot be obtained, Seller shall, at Buyer’s expense, cooperate in any commercially reasonable arrangement designed to obtain for Buyer all benefits, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document. Buyer shall indemnify and hold harmless the Seller from any and all Losses arising from or related to Seller’s actions taken pursuant to the Buyer’s request and/or direction (or such non-action as requested and/or directed by the Buyer, as the case may be) pursuant to this Section 8.7(c). Notwithstanding the foregoing, the indemnification provisions of this Section 8.7(c) shall not apply to any actions taken by Seller with regard to the Colstrip Project Transmission Agreement.
(d)Third Party Consents. Seller shall use its Commercially Reasonable Efforts, and Buyer shall use its Commercially Reasonable Efforts to assist Seller, in obtaining any and all consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement and the Closing Documents, including the provision by Buyer to such third parties and Governmental Authorities of such publicly available financial statements and other publicly available financial information with respect to Buyer and its parent company or companies as such third parties or Governmental Authorities may reasonably request.
Section 8.8Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Closing Documents and the transactions contemplated hereby, shall be paid by the Party incurring such fee or expense, whether or not the respective Closing shall have occurred.
Section 8.9Tax Matters.
(a)After the Closing Date, Buyer and Seller shall provide each other with such cooperation and information related to the Puget Transmission Assets as the Parties reasonably may request in (i) filing any Tax Return, amending any Tax Return or claiming any Tax refund, (ii) determining any liability for Taxes or any right to Tax refunds or (iii) conducting or defending any audit, examination, claim or other proceeding in respect of Taxes. Seller and Buyer shall retain all Tax Returns, schedules and work papers, and all material records and other documents related thereto until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate.
(b)Buyer and Seller each shall be responsible under applicable Law for payment of fifty percent (50%) of all Transfer Taxes. The Party responsible for preparing any Tax Returns or other documentation relating to such Transfer Taxes shall prepare and file such Tax Returns or other documentation; provided, however, that to the extent required by applicable Law, the other Party shall join in the execution of any such

Tax Returns and other documentation relating to such Transfer Taxes. The Party responsible for preparing and filing any such Tax Return or other documentation shall provide to the other Party copies of each such Tax Return or other documentation at least fifteen (15) days prior to the date on which such Tax Return is required to be filed.
(c)In the event of any conflict between the provisions of ARTICLE 9 of this Agreement and this Section 8.9 or Section 2.5, the provisions of this Section 8.9 and Section 2.5 shall control.
Section 8.10Insurance Cooperation. Seller shall use Commercially Reasonable Efforts to assist Buyer in making arrangements to obtain customary insurance with respect to the Puget Transmission Assets.
Section 8.11Right of First Refusal. Without limiting the generality of the undertakings pursuant to Section 8.3 above, Seller shall use its Commercially Reasonable Efforts to: (a) within five (5) Business Days of the date hereof, notify the Transmission Owners (as such term is defined in the Colstrip Project Transmission Agreement) concerning their execution of a waiver substantially in the form attached hereto as Exhibit F with respect to their rights of first refusal contained in Section 28 of the Colstrip Project Transmission Agreement, (b) use its Commercially Reasonable Efforts to satisfy the condition to the Initial Closing set forth in Section 3.4(f), and (c) keep Buyer reasonably informed in respect of the status and substance of such discussions, including by providing copies of all relevant correspondence to Buyer. Seller shall immediately notify Buyer if at any time any Transmission Owner shall exercise or indicate their intent to exercise any such right of first refusal. Seller shall (x) as soon as practicable, but in any event no later than [date], notify Buyer in writing that the condition set forth in Section 3.4(f) has been satisfied (the “ROFR Resolution Notice”), or (y) no later than one hundred twenty (120) days after the date hereof, notify Buyer in writing that the condition set forth in Section 3.4(f) has not yet been satisfied.
Section 8.12Updates to Disclosure Schedules.
(a)From time to time prior to and up to three (3) days prior to the Initial Closing Date, Seller shall provide written notice to Buyer of any fact, matter, condition, event or circumstance that occurs following the date of this Agreement and that, individually or in the aggregate, renders Seller unable, without amending the Disclosure Schedules, to satisfy the condition precedent under Section 3.4(b) (each, an “Update”). For the avoidance of doubt, the uploading of documents to the electronic data site of Seller related to the Puget Transmission Assets or other delivery of documents to Buyer or Seller, as applicable, shall not constitute written notice of an Update. In the event that Buyer does not terminate this Agreement pursuant to Section 10.1(d)(i) following delivery of such Update, then Seller shall be permitted to update the applicable Schedule(s) to properly reflect the fact, matter, condition, event or circumstance disclosed to Buyer in such Update, and the applicable representations and warranties of Seller set forth in this Agreement made following the Update shall be subject to the Schedules attached hereto, as modified or amended by such Update, for purposes of satisfying the conditions to the Initial Closing set forth in Section 3.4; provided, that, if the Initial Closing occurs, such Update shall not be deemed to have modified the Schedules for purposes of determining whether there has been a breach of the applicable representations and warranties related to Seller’s indemnification obligations in ARTICLE 9.
(b)At least three (3) days prior to the Option Closing Date, Seller shall provide Buyer with a full, complete and updated copy of the Disclosure Schedules and the Schedules to this Agreement which shall contain such disclosure as is necessary to satisfy the condition precedent under Section 4.5 (the “Option Closing Disclosure Schedules”). In the event that Buyer determines, in its sole discretion, that the Option Closing Disclosure Schedules contain material additional disclosures in addition to the Disclosure Schedules, Buyer shall have the right to terminate this agreement upon five (5) days written notice to Seller.

ARTICLE 9
INDEMNIFICATION
Section 9.1Survival. The representations and warranties of Buyer and Seller shall survive until the date that is eighteen (18) months after each respective Closing Date, except that the Seller Fundamental Representations, the Buyer Fundamental Representations shall each survive each respective Closing indefinitely. Claims for breach of any of the covenants and agreements of the Parties set forth herein must be brought no later than sixty (60) days following the expiration of the applicable statute of limitations applicable to such claims.
Section 9.2Indemnification By Seller. Seller shall indemnify, save and hold harmless, Buyer, its Affiliates, and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities (including liabilities arising under principles of strict or joint and several liability), damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including interest, penalties, additions, travel expenses, wages allocable to loss of employee time, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred by Buyer in connection with or arising out of or resulting from:
(a)any breach or inaccuracy in any of the representations or warranties of Seller contained in this Agreement, any Closing Document to which Seller is a party or any certificate delivered by or on behalf of Seller pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects” or similar qualification);
(b)any breach or violation of any covenant, agreement or other obligation of Seller set forth in this Agreement or any Closing Document to which Seller is a party;
(c)if a Closing has occurred, any failure by Seller to pay, perform or discharge any Retained Liability as and when due;
(d)if a Closing has occurred, any liability, obligation or commitment of Seller of any nature (absolute, accrued, contingent or otherwise) relating to the Puget Transmission Assets and not assumed;

(e)Seller’s portion of any Transfer Taxes in accordance with Section 8.9(b); or
(f)any fraud, willful misconduct or gross negligence in connection with this Agreement by Seller or its Affiliates.
Section 9.3Indemnification By Buyer. Buyer shall indemnify, save and hold harmless, Seller, its Affiliates, and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with or arising out of or resulting from:
(a)any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any Closing Document to which Buyer is a party;
(b)any breach or violation of any covenant, agreement or obligation of Buyer set forth in this Agreement or any Closing Document to which Buyer is a party;
(c)if a Closing has occurred, any failure of Buyer to pay, discharge or perform any of the Assumed Liabilities as and when due;
(d)Buyer’s portion of any Transfer Taxes in accordance with Section 8.9(b); or
(e)any fraud, willful misconduct or gross negligence in connection with this Agreement by Buyer.
Section 9.4Third Party Claims.
(a)Promptly after receipt by a Party of notice of the commencement of any Action by a third party (a “Third Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 9.2 or Section 9.3 hereof (such Party making a claim under this ARTICLE 9, an “Indemnified Party”), the Indemnified Party will give notice thereof to Buyer or Seller, as applicable (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim has been actually prejudiced by the Indemnified Party’s failure to give such notice.
(b)If any Action referred to in Section 9.4 is brought against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party will be entitled to participate in such Action, and (unless (i) the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Action, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action and provide indemnification with respect to such

Action) may assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 9.4 for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action.
(c)If the Indemnifying Party is entitled to and assumes the defense of an Action, no compromise or settlement of such claims or Action may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (i) there is no effect on or grounds for the basis of any other claims that may be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims or Action. Notwithstanding the assumption by the Indemnifying Party of the defense of any claim or Action, the Indemnified Party will be permitted to join in such defense and to employ counsel at its own expense.
(d)Notwithstanding the foregoing, if the Indemnified Party determines in good faith that there is a reasonable probability that an Action may result in the Indemnified Party or its Affiliates having to pay monetary Damages for which it would not be entitled to indemnification under this Agreement or having to perform specific performance, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Action, but the Indemnifying Party will not be bound by any compromise or settlement thereof effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(e)The Indemnifying Party and the Indemnified Party agree to provide each other with reasonable access during regular business hours to the properties, books and records and representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this ARTICLE 9.
Section 9.5Direct Claims. The following procedures will apply to any claim for indemnification by an Indemnified Party that does not involve a Third Party Claim.
(a)An Indemnified Party will deliver a notice to the Indemnifying Party (a “Notice of Claim”) as soon as practicable, but in no event later than sixty (60) days, after the Indemnified Party determines that it is or may be entitled to indemnification pursuant to this Agreement; provided, however, that failure to provide notice will not prejudice the Indemnified Party’s right to indemnity, except to the extent the Indemnifying Party prejudiced by the Indemnified Party’s failure to give such notice.
(b)If the Indemnifying Party disputes (i) its obligation to indemnify the Indemnified Party in respect of any indemnification claim set forth in a Notice of Claim, or (ii) the amount of such indemnification claim set forth in a Notice of Claim (the

“Indemnity Claim Amount”), a dispute notice (“Indemnification Dispute Notice”) will be given as soon as practicable, but in no event later than thirty (30) days, after the Notice of Claim. If no Indemnification Dispute Notice is given within such thirty (30) day period, the validity of the claim for indemnification and the amount of such claim, each as set forth in the Notice of Claim, will be deemed to be agreed, effective on the first (1st) day following such thirty (30) day period, and the amount of such claim as set forth in the Notice of Claim will immediately be payable by the Indemnifying Party. If an Indemnification Dispute Notice is given within such thirty (30) day period, then:
(i)The portion, if any, of the amount of such claim which is not disputed in the Indemnification Dispute Notice will immediately be payable by the Indemnifying Party.
(ii)Buyer and Seller will negotiate in good faith to settle the dispute, and the portion, if any, of the claim amount which Buyer and Seller agree in writing is payable will be immediately payable by the Indemnifying Party.
(iii)If Buyer and Seller are unable to resolve any portion of the Indemnity Claim Amount within two (2) months following the date the Indemnification Dispute Notice is given, either Buyer or Seller may initiate proceedings in accordance with Section 9.4 to obtain resolution of the dispute.
(iv)If neither Buyer nor Seller initiates legal proceedings in respect of the dispute within twelve (12) months following the date the Indemnification Dispute Notice is given, the portion of the claim amount which is disputed will not be payable, and the Indemnified Party will have no further right, under this Agreement, to seek to recover such amount from the Indemnifying Party.
(v)If Buyer or Seller initiates legal proceedings within the twelve (12) month period specified in Section 9.5(b)(iv), the amount, if any, determined in a written final order of a court of competent jurisdiction or final non-appealable decision of an arbitrator (“Final Order”) as payable by the Indemnifying Party will be payable by the Indemnified Party as of the date of such Final Order.
Section 9.6Acknowledgement. Seller and Buyer each acknowledge that (a) only representations, warranties, covenants or agreements expressly made in this Agreement or the Closing Documents will be deemed to be representations, warranties, covenants or agreements for purposes of this Agreement, and (b) neither Party has relied on any representation, warranty, covenant or agreement not expressly made in this Agreement or the Closing Documents in consummating the transactions herein.
Section 9.7Certain Limitations. Notwithstanding any other provision of this Agreement, including ARTICLE 9:
(a)Parallel Caps and Thresholds. The Initial Closing and the Option Closing shall be subject to individual and mutually exclusive (i) caps on liability and (ii) aggregate threshold amounts for each of Buyer and Seller.

(b)Seller Caps. The aggregate Damages to which the Buyer Indemnified Parties shall be entitled as a result of indemnification claims related to breaches of representations and warranties under Section 9.2(a) with respect to each respective Closing (other than Damages arising from gross negligence, fraud, willful misconduct, breaches of Seller Fundamental Representations or Seller’s liabilities under Sections 9.2(c), 9.2(d), or 9.2(e)) shall not exceed fifteen (15) percent of the Initial Purchase Price or the Option Purchase Price, respectively.
(c)Buyer Caps. The aggregate Damages to which the Seller Indemnified Parties shall be entitled as a result of indemnification claims related to breaches of representations and warranties under Section 9.3(a) with respect to each respective Closing (other than Damages arising from gross negligence, fraud, willful misconduct or breaches of Buyer Fundamental Representations) shall not exceed ten (10) percent of the Initial Purchase Price or the Option Purchase Price, respectively.
(d)Seller Thresholds. No claim for indemnification shall be brought pursuant to Section 9.2(a) until the total Damages for which Seller would be liable under Section 9.2(a) exceeds in the aggregate a threshold amount equal to one (1) percent of the Initial Purchase Price or the Option Purchase Price, respectively, and, once such amount is exceeded, indemnification may be sought for the full aggregate amount of Damages, including indemnification for such amounts of Damages as do not exceed such respective threshold amount; provided, however, that such threshold requirement shall not apply in the case of a claim arising from any breach of the Seller Fundamental Representations.
(e)Buyer Thresholds. No claim for indemnification shall be brought pursuant to Section 9.3(a) until the total Damages for which Buyer would be liable under Section 9.3(a) exceeds in the aggregate a threshold amount equal to equal to one (1) percent of the Initial Purchase Price or the Option Purchase Price, respectively, and, once such amount is exceeded, indemnification may be sought for the full aggregate amount of Damages, including indemnification for such amounts of Damages as do not exceed such respective threshold amount; provided, however, that such threshold requirement shall not apply in the case of a claim arising from Buyer’s breach of the Buyer Fundamental Representations.
(f)Tax Treatment. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
(g)Qualifications. Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this ARTICLE 9, the representations and warranties contained in this Agreement will be considered without regard to any “material,” “Material Adverse Effect” or similar non-monetary qualifications (other than Knowledge qualifications) contained therein for purposes of (i) determining the amount of any Damages and (ii) determining whether or not any breaches of such representations or warranties have occurred.

(h)Representations and Warranties. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to be indemnified by Seller pursuant to Section 9.2 regardless of: (i) any due diligence done by Buyer and its Representatives prior to the date hereof and (ii) any knowledge or information known or available to Buyer prior to the date hereof from Seller or any other source.

ARTICLE 10
TERMINATION AND REMEDIES
Section 10.1Methods of Termination. This Agreement and the transactions contemplated hereby may be terminated prior to a Closing Date as follows:
(a)at any time by mutual written agreement of Seller and Buyer; or
(b)by either Seller or Buyer upon the material breach of this Agreement by the other, to be effective, if curable, upon the breaching Party’s failure to cure within five (5) Business Days of notice given, and if incurable, upon notice given, provided that the Party seeking to terminate has complied with and fulfilled its obligations and undertakings under this Agreement in all material respects; or
(c)by Seller, in the following events:
(i)at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval; or
(ii)at any time after December 31, 2020 if the Initial Closing has not yet occurred;
provided further, that the event triggering Seller’s termination right did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to a Closing Date or any such applicable date.
(d)by Buyer, in the following events:
(i)if a fact, matter, condition, event or circumstance first disclosed in an Update from Seller has had or would reasonably be expected to have a Material Adverse Effect; provided, that (A) Buyer has given Seller at least fifteen (15) Business Days’ prior notice of the intent to terminate and (B) Seller has not cured such Material Adverse Effect during such fifteen (15) Business Day period;
(ii)at any time after Buyer receives the Option Closing Disclosure Schedules pursuant to Section 8.12(b);
(iii)at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval;

(iv)at any time after December 31, 2020 if the Initial Closing has not yet occurred;
(v)at any time after December 31, 2020, if any order or decree by any federal or state court or Governmental Authority exists which would delay or otherwise impair the consummation of the sale of the Puget Transmission Assets;
(vi)at any time if any Transmission Owner exercises a right of first refusal offered to it by the Seller (pursuant to the terms of the Colstrip Project Transmission Agreement); or
(vii)if Seller has failed to deliver to the Buyer the ROFR Resolution Notice by the date specified in Section 8.11;
provided, that the event triggering Buyer’s termination right did not result from the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to a Closing Date or any such applicable date.
Section 10.2Effect of Termination. In the event either Party desires to terminate this Agreement pursuant to Section 10.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall terminate effective as of the later of the date such notice is received (or such later effective date as may be set forth therein) or the expiration of any cure period. If this Agreement is terminated as provided in Section 10.1, all filings, applications and other submissions made to any Governmental Authority with respect to the transactions contemplated by this Agreement and the Closing Documents (other than any filings, applications and other submissions made by Seller that do not involve Buyer) shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made; and except for those obligations set forth in ARTICLE 7, pursuant to which the Parties shall continue to be bound, no Party shall have any further obligation hereunder; provided, that such termination shall not be construed to limit or waive any right with respect to any breach of this Agreement occurring prior to such termination.
Section 10.3No Liability. There shall be no liability of any shareholder, partner, member, director, officer, employee, advisor or representative of Buyer or Seller or any Affiliate thereof, whether to Buyer or Seller, as the case may be, or any other Person (including any shareholder, partner, member, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of Buyer or Seller or any Affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby.

ARTICLE 11
DISPUTE RESOLUTION
Section 11.1Mutual Discussions. If any dispute or difference of any kind whatsoever shall arise between the Parties in connection with, or arising out of, this Agreement or the Closing Documents, or the interpretation, performance, breach, termination or validity hereof or thereof, including without limitation any claim based on contract, text or statute (the “Dispute”), the Parties shall attempt to settle such Dispute in the first instance by mutual discussions in accordance with this Section 11.1. Within seven (7) Business Days of the receipt by either Party of a notice from the other Party of the existence of a Dispute referring to this ARTICLE 11 (the “Dispute Notice”), the receiving Party shall reply with a written response (a “Dispute Notice Response”). Both the Dispute Notice and the Dispute Notice Response shall include (i) a statement of the relevant Party’s position with regard to the Dispute and a summary of arguments supporting such position; and (ii) the name and title of the executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 11.1. Within seven (7) Business Days of delivery of the Dispute Notice Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations or offers made by the Parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.
Section 11.2Arbitration. If any Dispute is not resolved within thirty (30) Days of receipt of a Dispute Notice pursuant to Section 11.1, then, upon either Party’s request, the Dispute shall be finally and exclusively resolved by arbitration as follows:
(a)The arbitration shall be held accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in Chicago, Illinois.
(b)The Parties shall appoint an arbitrator satisfactory to both Parties. If the arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA by using a listing, striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge, preferably from a Federal District Court or Federal Court of Appeals, or a practicing attorney with no less than twenty (20) years of experience and an experienced arbitrator and if possible shall have experience with disputes relating to electric power infrastructure.
(c)The hearing shall be held, if possible, within four (4) months after the appointment of the arbitrator, or as soon thereafter as is reasonably practicable.
(d)By agreeing to arbitration, the entities signing this Agreement do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the entities signing this Agreement to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any entity signing this Agreement to respect the arbitrator’s orders to that effect.
(e)Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. In arriving at their decision, the arbitrator shall be bound by the terms and conditions of this Agreement and the Closing Documents and shall apply the governing law of this Agreement as designated in Section 12.2 hereof.
(f)Any controversy concerning whether a Dispute is an arbitrable Dispute or as to the interpretation or enforceability of this paragraph shall be determined by the arbitrator.
(g)The arbitrator is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover consequential, punitive, exemplary or similar damages with respect to any Dispute. The award, which shall be in writing and shall state the findings of fact and conclusions of Law upon which it is based, shall be final and binding on the Parties and shall be the sole and exclusive remedy among the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. In appropriate circumstances, the arbitrator shall have the authority to order a termination of this Agreement.
(h)The arbitrator’s award shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness expenses of the Parties. The award shall be final and binding on the Parties and may be enforced in any court having jurisdiction.
ARTICLE 12
OTHER PROVISIONS
Section 12.1Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 12.2Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
Section 12.3Entire Agreement. This Agreement and the Confidentiality Agreement and the Schedules and Exhibits hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations, or warranties between the Parties.
Section 12.4Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.
Notices to Seller shall be addressed as follows:

NorthWestern Corporation
208 North Montana Ave. Suite 205
Helena, MT 59601
Attention: Legal Department
Email: Heather.Grahame@northwestern.com and John.Tabaracci@northwestern.com with copies to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55042
Attention: B. Andrew Brown and David Swanson
Email: Brown.Andrew@dorsey.com and Swanson.Dave@dorsey.com
or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.
Notices to Seller shall be addressed to:
Puget Sound Energy, Inc.
355 110th Avenue NE
Bellevue, WA 98004
Attention: Legal Department
Email: Steve.Secrist@pse.com and Samuel.Osborne@pse.com

with copies to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
Attention: Andrew Bor and Stephanie Hirano
Email: ABor@perkinscoie.com and SHirano@perkinscoie.com
or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.
Section 12.5Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Party, other than with the written consent of the other Party, which may be withheld in such Party’s sole discretion; provided, however, that notwithstanding the foregoing, Buyer may freely transfer its obligations hereunder to any subsidiary or financing source of Buyer, without Seller’s prior consent, provided that Buyer shall remain liable for all obligations of Buyer hereunder that may be assumed by such subsidiary or financing source. Subject to the preceding sentence, this Agreement shall be-binding upon and inure to the benefit of the Parties and their successors and assigns.
Section 12.6Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by both Parties.
Section 12.7Agreement for the Parties’ Benefit Only. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person, other than the Parties and the Indemnified Parties is entitled to rely on any representation, warranty, covenant, or agreement contained herein.
Section 12.8Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 12.9Bulk Sales or Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. Seller agrees to pay all claims of creditors which could be asserted against Buyer because of such noncompliance. Seller indemnifies Buyer against any liability or expense, including attorneys’ fees, incurred by Buyer by reason of the failure of Seller to pay such claims.
Section 12.10No Waiver. No failure or delay by a Party to this Agreement in exercising any right or remedy provided by Law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
Section 12.11Cumulative Remedies. The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.
Section 12.12Further Assurances. The Parties agree to use Commercially Reasonable Efforts to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, and may be required by applicable Law or as either of the Parties may reasonably require, whether on or after a Closing, to implement and/or give effect to this Agreement and the Closing Documents and the transactions contemplated herein and therein and for the purpose of vesting in the Buyer the full benefit of the Puget Transmission Assets, rights and benefits to be transferred to the Buyer under this Agreement and the Closing Documents.
Section 12.13Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.
Section 12.14Specific Performance. Seller hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Seller, that Buyer would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at Law or in equity, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking. In the event of any action by Buyer to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at Law.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
Buyer:

NORTHWESTERN CORPORATION

By:     /s/ Robert Rowe
Name:    Robert Rowe
Title:    President and CEO

Seller:

PUGET SOUND ENERGY, INC.

By:     /s/ Mary Kipp
Name:    Mary Kipp
Title:    President